AMENDMENT TO EMPLOYMENT AGREEMENT

This is an amendment ("Amendment") to the Executive Employment Agreement entered into as of August 16, 2023 ("Employment Agreement") by and between SHF, LLC doing business as Safe Harbor Financial ("SHF") as a wholly owned subsidiary of SHF Holdings, Inc., a Delaware corporation (the "Company"), and Tyler Beuerlein (the "Executive").

W I T N E S S E T H

WHEREAS, the Company and Executive desire to extend and update the terms of Executive's Employment Agreement with SHF and the Company to ensure that key administrative personnel do not have contract terms expiring simultaneously and to ensure continuity of key administrative functions;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

1. **Employment Term**. Commencing on August 1, 2024 (the "Effective Date"), and continuing through and including February 8, 2025, unless terminated earlier pursuant to the Employment Agreement, the Executive shall continue to serve as the Company's and SHF's Chief Strategic Business Development Officer and shall report directly to the Chief Executive Officer.

2. **Base Salary.** As of the Effective Date, Section 2 of the Employment Agreement is deleted in its entirety and replaced for all purposes by the following:

> During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of two hundred and fifty thousand dollars ($250,000) payable subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company. The Executive's base salary may be subject to annual review by the Chief Executive Officer or the Company's Board of directors (the "Board") (or a committee thereof), and may be increased from time to time as determined by the Chief Executive Officer or the Board. The base salary as may be increased from time to time shall constitute "Base Salary" for purposes of this Agreement. Any such increases will be determined by the Chief Executive Officer or the Compensation Committee of the Board, in her/its reasonable discretion and consistent with the Company's practices as in effect from time to time. The Compensation Committee shall take into account such factors as SHF's and the Company's execution of its business plan, the results of SHF's and the Company's operations and their financial condition, the Executive's compensation as compared to executives of SHF's peers, and such other factors may determine are appropriate in the exercise of the Compensation Committee's and the Chief Executive Officer's or the Board's fiduciary duties.

3. **Incentive Plan.** In addition to base salary, Executive may receive compensation pursuant to achievement of Company goals as described in Exhibit A attached hereto. Any incentive earned shall be payable within forty-five (45) days following the period in which the incentive was earned. Incentive plans in place prior to the Effective Date will be prorated through the Effective Date and paid forty-five (45) days following the Effective Date.

4. **Vacation Time; Paid Time Off (PTO)**. As of the Effective Date, Section 4(b) of the Employment Agreement is deleted in its entirety and replaced for all purposes by the following:

> All PTO that Executive has accrued through August 1, 2024, but has not taken, equals $17,666.73 (122.49 hours) and shall be paid to Executive during the month of August 2024. Effective as of August 1, 2024, Executive shall be entitled to unlimited PTO pursuant to Company policy, subject to advanced approved by Executive's supervisor and scheduled to ensure that Executive will not be on vacation during periods of time when his key administrative responsibilities are reasonably expected to be needed. As a result, and regardless of anything to the contrary in Section 6(a)(iii) of the Employment Agreement, no PTO or other accrued vacation shall accrue or be paid out at time of termination of Executive's employment for any reason.

5. **No Effect on Unamended Terms**. All terms and conditions set forth in Executive's Employment Agreement that are not amended by the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date(s) set forth below:

SHF, LLC	**EXECUTIVE**
By: *Sundie Seefried* Sundie Seefried (Aug 21, 2024 09:53 MDT) Sundie Seefried, CEO	By: [signature] Tyler Beuerlein (Aug 21, 2024 08:52 PDT) Tyler Beuerlein
Dated: August 1, 2024	Dated: August 1, 2024

SHF HOLDINGS, INC.

By: *Sundie Seefried*
Sundie Seefried (Aug 21, 2024 09:53 MDT)
Sundie Seefried, CEO

Dated: August 1, 2024

EXHIBIT A

Incentive Plan

SHF Holdings, Inc.
Variable Comp Model - CSO
26-Jul-24

ACTUAL 2023

					4Q22	1Q23(a)	2Q23(a)	3Q23(a)	4Q23(f)	Total
Deposit, Activity and onBoarding					$1,884,616	$ 2,245,831	$2,582,555	$2,233,203	$1,578,501	**$ 8,640,090**
Investment Income					$1,184,647	$ 1,417,152	$1,420,541	$1,186,246	$1,820,896	**$ 5,844,835**
					$3,069,263	$ 3,662,983	$4,003,096	$3,419,449	$3,399,397	##########
Incremental Deposit, Activity and onBoarding						$ 593,720	$ 340,113	$ (583,647)	$ (20,052)	**$ 330,134**

BUDGET 2024

					4Q23	1Q24	2Q24	3Q24	4Q24	Total
Deposit, Activity and onBoarding					$ 1,578,501	$ 1,591,834	$1,739,414	$1,887,092	$2,034,871	$ 7,253,211
Investment Income					$ 1,820,896	$ 1,200,089	$1,183,639	$1,253,719	$1,354,864	$ 4,992,311
					$ 3,399,397	$ 2,791,923	$ 2,923,053	$ 3,140,811	$ 3,389,735	##########
Quota Budget Total over Budget	7.50%					$ 3,001,317	$ 3,142,282	$ 3,376,372	$ 3,643,965	##########
2024 Actuals										
Deposit, Activity and onBoarding						$ 1,620,994				$ 1,620,994
Investment Income						$ 773,819				$ 773,819
Total Actual Incentive Base						**$ 2,394,813**				**$ 2,394,813**
	Base	Variable	Variable %	Total OTE						
On Target Earnings	$ 250,000	$ 150,000	**1.15%**	#######		$ 34,515	$ 36,136	$ 38,828	$ 41,906	**$ 151,385**
Incentive Earnings on Reported Results						$ 27,540				$ 27,540
Variance to On Target Incentive						$ (6,975)				**$ (123,845)**